Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions “Summary Financial Data”, “Selected Financial Data” and “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-108145) and related Prospectus of Pain Therapeutics, Inc. for the registration of 8,797,500 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2003, with respect to the 2002 financial statements of Pain Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

September 2, 2003